Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-159918, 333-143529, 333-130651, 333-125426, 333-66594, 333-75762, 333-76938, 333-109446, 333-211908, and 333-218273 on Forms S-8 and Registration Statement Nos. 333-207870, 333-211218, and 333-172608 on Forms S-3 of our reports dated February 22, 2019, relating to the consolidated financial statements and financial statement schedule of Bunge Limited and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2018.

/s/ Deloitte & Touche LLP

New York, New York
February 22, 2019